Exhibit 99.1

CareTrust REIT, Inc. Announces Expansion, Reduced Pricing and Extension of Unsecured Revolver and New 7-Year Unsecured Term Loan

SAN CLEMENTE, Calif., Feb. 11, 2019 (GLOBE NEWSWIRE) — CareTrust REIT, Inc. (NASDAQ:CTRE) announced today that it has expanded its capacity and extended the maturity date under its unsecured revolving credit facility from $400 million to $600 million, and simultaneously entered into a $200 million, seven-year, non-amortizing unsecured term loan. The term loan proceeds were used to pay off CareTrust’s existing $100 million unsecured term loan and the outstanding balance on its unsecured revolving credit facility of $85 million. The remaining term loan proceeds went to cash on hand, where it is expected to be used for near-term acquisitions.

“The upsized credit facilities were well-supported by our bank group, enabling us to reduce our borrowing costs and extend some of our key debt maturities,” said Greg Stapley, CareTrust’s Chairman and Chief Executive Officer. “In addition to the immediate interest savings, the expanded revolver capacity broadens our financing options with respect to our acquisition pipeline, which is currently larger than usual,” he added.

The amended unsecured revolver and unsecured term loan have grid-based pricing of LIBOR plus 125 bps – 190 bps and LIBOR plus 150 bps – 220 bps, respectively. Additionally, the unsecured revolver carries an expanded accordion feature which allows for an additional $500 million of capacity when exercised, subject to customary terms and conditions.

About CareTrust

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 195 net-leased healthcare properties and three operated seniors housing properties in 27 states, CareTrust REIT is pursuing opportunities nationwide to acquire additional properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust REIT is available at www.caretrustreit.com.

Contact:

CareTrust REIT, Inc.

(949) 542-3130

ir@caretrustreit.com